Exhibit 10.6

SUPPLEMENTARY AGREEMENT

to the Purchase Agreement dated March 15, 2025.

This Supplementary Agreement (the “Supplementary Agreement”) is made and entered into as of 31 March 2025 (the “Effective Date”), by and between:

Aly Pte. Ltd.

71 Ayer Rajah Crescent #03-25

Singapore 139951

(“Spiking”), represented by Dr. Clemen Chiang, CEO,

AND

Asia Television Digital Media (Malaysia) Sdn Bhd

SO-18-07 & 23A-03 Menara 1, Strata Office,

KL Eco City, No. 3, Jalan Bangsar,

59200 Kuala Lumpur, Malaysia

(“ATV”), represented by Leong Wei Ping, Executive Director.

Spiking and ATV are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

●	WHEREAS, the Parties entered into a Purchase Agreement dated March 15, 2025 (the “Original Agreement”), under which Spiking agreed to sell, and ATV agreed to purchase fifty (50) licenses for resale to ATV’s audience;

●	WHEREAS, the Parties desire to enter into this Supplementary Agreement to set forth in full their understanding by defining all applicable rights and obligations, while retaining the commercial and payment terms of the Original Agreement;

●	NOW, THEREFORE, in consideration of the mutual covenants and promises herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

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1. Relationship to Original Agreement

This Supplementary Agreement forms part of, and shall be read together with, the Original Agreement. In the event of any conflict or inconsistency between the Original Agreement and this Supplementary Agreement (including the Exhibits and Annexes incorporated herein), the terms of this Supplementary Agreement shall prevail.

2. Confirmation of Purchase and Consideration

The purchase of fifty (50) units for an aggregate price of US$1,000,000, the payment schedule, the non-refundable nature of such payments, the credit period, and all other commercial terms remain as set forth in the Original Agreement.

3. Rights and Obligations

3.1 License Grant. Spiking grants ATV a perpetual, worldwide, non-exclusive license to use the Spiking platform software in object code form, as delivered under the Original Agreement. ATV may distribute activated user accounts to end users under its own brand, provided that such end users are bound by terms consistent with this license.

3.2 Deployment Options. In addition to access through Spiking’s hosted environment, ATV may deploy the software on its own infrastructure or through a third-party provider using the Deployment Image provided by Spiking. Use of Spiking-managed hosting is optional and does not limit ATV’s right to self-deploy.

3.3 Spiking shall deliver, and ATV acknowledges receipt of, the Activation Materials and, if requested, the Deployment Image on March 31, 2025 (the ‘Delivery Date’).

3.4 No Ongoing Obligations. Except as expressly provided herein or in the Exhibits, Spiking has no obligation to provide updates, enhancements, maintenance, or hosting services.

4. Exhibits and Annexes

4.1 The Exhibits and Annexes attached to the Original Agreement remain in full force and effect.

4.2 In addition, the following Exhibits and Annexes, originally appended to the March 15, 2025, Purchase Agreement (Software License), are hereby incorporated into and form part of this Supplementary Agreement:

- Exhibit 1 – Benefits of SpikingAI B2B for Corporate Customers;

- Exhibit 2 – License and Deployment Terms;

- Exhibit 3 – Delivery and Acceptance Certificate;

- Annex A – Deployment Image & Environment Specifications.

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4.3 In the event of any inconsistency between the Original Agreement and the Exhibits/Annexes incorporated under this Supplementary Agreement, the Exhibits/Annexes of this Supplementary Agreement shall prevail.

5. Miscellaneous

5.1 Governing Law and Dispute Resolution. This Supplementary Agreement shall be governed by and construed in accordance with the laws of Singapore. Disputes shall be resolved as provided in the Original Agreement.

5.2 Entire Agreement. The Original Agreement, as supplemented and amended by this Supplementary Agreement, constitutes the entire agreement between the Parties with respect to its subject matter.

5.3 Counterparts. This Supplementary Agreement may be executed in counterparts, including by electronic means, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

6. Superseding Delivery and Acceptance Terms

6.1 Notwithstanding Sections 1.2 and 3.1–3.2 of the Original Agreement, delivery and acceptance occurred on the Delivery Date upon Spiking’s tender of the Activation Materials (and, if requested, the Deployment Image), and control of the licensed right transferred to ATV on the Delivery Date. For the avoidance of doubt, delivery was not contingent on payment in full.

6.2 Delivery Certificate. The Parties’ representatives shall execute a Delivery and Acceptance Certificate, confirming tender/receipt of the Activation Materials (and, if requested, the Deployment Image). The sample certificate is attached as Exhibit 3. Listing of the Deployment Image & Environment Specifications is attached as Annex A.

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SIGNATURES

For and on behalf of Aly Pte. Ltd. (Spiking):

Name:	Dr. Clemen Chiang
Title:	CEO
Date:	March 31, 2025

For and on behalf of Asia Television Digital Media (Malaysia) Sdn Bhd (ATV):

Name:	Leong Wei Ping
Title:	Executive Director
Date:	March 31, 2025

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Exhibit 1 - Benefits of SpikingAI B2B for Corporate Customers

Informational Only. This Exhibit 1 describes general product capabilities and potential use cases. It does not create any service-level commitments, maintenance/update obligations, or other ongoing performance obligations, and it does not modify the License and Deployment Terms in Exhibit 2, which control.

Benefits of SpikingAI B2B for Corporate Customers

The SpikingAI B2B product is a sophisticated, business-to-business solution tailored to meet the complex needs of corporate clients, including sovereign wealth funds, pension funds, retirement funds, hedge funds, and family offices. Distinct from the Wealth Management System designed for retail customers (B2C), SpikingAI B2B leverages advanced data analytics and AI-driven insights to provide unparalleled value to institutional investors.

Below are the key benefits:

1. Enterprise-Scale Data Integration and Analysis:

●	SpikingAI B2B utilizes BigQuery to process vast datasets, including global market trends, macroeconomic indicators, and proprietary financial data. This enables corporate clients to perform comprehensive analyses across diverse asset classes, offering a deeper understanding of Wall Street and international markets compared to the retail-focused Wealth Management System.

2. Advanced Predictive and Strategic Insights:

●	With Gemini Flash 2.0 and the Data Science Agent, the system delivers predictive modeling and scenario analysis, critical for institutional investment strategies. This capability allows sovereign wealth funds and hedge funds to anticipate market shifts and optimize portfolios, a level of sophistication beyond the personalized investment advice provided to retail customers.

3. Customized Institutional Solutions:

●	The integration of Google’s AI models (e.g., Gemini, Grok) enables tailored query responses for corporate needs, such as risk assessment for pension funds or asset allocation for family offices. Unlike the standardized offerings of the Wealth Management System, SpikingAI B2B adapts to the specific regulatory and financial objectives of institutional clients.

4. Enhanced Decision-Making Efficiency:

●	The automated workflow from data retrieval to response crafting accelerates decision-making processes for time-sensitive investments. Hedge funds and retirement funds benefit from real-time insights, a significant advantage over the slower, client-specific consultations typical of the B2C Wealth Management System.

5. Robust Risk Management and Compliance:

●	The system’s ability to ground responses in validated data supports rigorous risk management and compliance requirements for institutional clients. Sovereign wealth funds and pension funds can leverage detailed regulatory impact analyses, ensuring adherence to global standards, an aspect less emphasized in the retail focused system.

6. Scalable Collaboration and Reporting:

●	SpikingAI B2B facilitates team-based query processing and generates detailed reports, ideal for corporate boards and investment committees. This contrasts with the individual account management focus of the Wealth Management System, providing a collaborative platform for strategic planning among institutional stakeholders.

In summary, SpikingAI B2B serves corporate customers by offering a scalable, data-rich, and AI-powered solution that addresses the intricate demands of institutional investing. Unlike the Wealth Management System designed for retail customers, it provides advanced analytical tools, customized insights, and efficient decision-making capabilities, empowering sovereign wealth funds, pension funds, retirement funds, hedge funds, and family offices to navigate and excel in the global financial landscape.

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Exhibit 2 - License and Deployment Terms

1. Purpose. This Exhibit forms part of, and is incorporated by reference into, the Purchase Agreement. It memorializes the Parties’ original mutual intent as of the Effective Date regarding the nature of the rights granted under the Agreement, including a perpetual, non- exclusive right to use completed, functional software and the ability for ATV (and its designees) to self- host or to engage unrelated third- party hosting without significant penalty. Nothing in this Exhibit modifies the economics under the Agreement.

2. Defined Terms; Relationship to Agreement. Capitalized terms used but not defined in this Exhibit have the meanings given in the Agreement. If there is any conflict between this Exhibit and the Agreement, this Exhibit controls solely with respect to the subject matter hereof.

3. License Grant; Resale/Sublicensing. Spiking grants to ATV a perpetual, worldwide, non- exclusive, non- transferable (except as expressly permitted in the Agreement) license to use the platform software identified as the “Software” in object- code form as it exists when initial access is provisioned (the “Spiking Software”). Consistent with the Agreement’s resale right, ATV may sublicense end- user accounts on terms determined by ATV, provided that (i) end- users receive only object- code access and (ii) ATV ensures end- users are bound by an end- user license consistent with this Exhibit. All intellectual property rights in and to the Spiking Software remain with Spiking. This is a license, not a sale of IP.

4. Right to Take Possession Without Significant Penalty. At any time during or after initial provisioning, ATV may take possession of the Spiking Software and run it on ATV’s own infrastructure or through an unrelated third- party host chosen by ATV without significant penalty. “Without significant penalty” means: (a) no additional license fee; (b) no termination or “early transition” fee; and (c) no requirement to purchase additional products or services from Spiking as a condition to exercise this right. ATV’s ordinary costs for its own or third- party hosting are outside Spiking’s control and are not a “penalty.”

5. Deliverables Enabling Self- Hosting. To effectuate Section 4, the license grant includes, as part of the licensed deliverable as of the Effective Date: (i) activation keys/license files and administrative credentials (the “Activation Materials”) and (ii) a deployable, Open Container Initiative (OCI)- compliant container image and deployment documentation sufficient to install and run the Spiking Software in a standard Linux container environment (the “Deployment Image”), as further described in Annex A. If re- delivery is later needed for administrative reasons (for example, a download link expires), Spiking will re- tender the same materials as a ministerial accommodation at no additional charge.

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6. Feasibility of Self- Hosting and Third- Party Hosting. The Deployment Image is compatible with OCI- compliant container runtimes (for example, Docker Engine or containerd) and may be orchestrated by Kubernetes or equivalent. The Spiking Software is operable outside Spiking- managed infrastructure and does not require persistent connections to Spiking networks to function in the licensed configuration, aside from customary internet access to public data sources (if configured by ATV) and optional telemetry/analytics, which are disabled by default. ATV may deploy the Deployment Image to unrelated third- party cloud providers of its choosing, and Spiking will not restrict such deployments.

7. Hosting by Spiking (Optional; Not Required). Any use of a Spiking- managed environment is optional, for ATV’s convenience, and is not a separate or required service. There is no contractual SLA, uptime guarantee, or obligation for content evolution, system enhancement, patches, upgrades, or model retraining under the Agreement or this Exhibit. ATV’s election to use any Spiking- managed environment at any point does not affect ATV’s underlying license rights or its ability to self- host or move to an unrelated third- party host at any time without significant penalty.

8. Delivery, Acceptance, and Transfer of Control. For clarity, control of the licensed right transfers to ATV upon Spiking’s delivery of the Activation Materials (and, if requested, the Deployment Image). Acceptance is as stated in the Agreement. Any continued access thereafter reflects ATV’s use of the licensed IP and not an obligation of continuing performance by Spiking.

9. Support; Updates; Enhancements. Spiking has no contractual obligation to provide updates, upgrades, enhancements, retraining, patches, or new versions. Any such items, if offered, will be subject to a separate written agreement and consideration. Spiking’s responsibilities are limited to initial provisioning described in Sections 5 and 8; any additional professional services will be separately contracted.

10. No Change to Price, Term, or Non- Refundability; No Sell- Through Contingency. The Purchase Price, payment schedule, non- refundability, and other commercial terms remain as stated in the Agreement. Spiking’s entitlement to payment is not contingent on sell- through to end- users or on any end- user activation or usage.

11. Miscellaneous. The governing law, dispute resolution, notices, and other general provisions in the Agreement apply to this Exhibit. This Exhibit may be executed or acknowledged in counterparts (including by electronic means), each deemed an original and together one instrument.

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Exhibit 3 - Delivery and Acceptance Certificate

Spiking

Delivery and Acceptance Certificate

Date: Private and Confidential

Subject: Confirmation & Receipt Acknowledgement of fifty (50) Spiking license access.

Dear Name,

We are pleased to confirm that the fifty (50) Spiking license access for the following individuals have been successfully issued and activated. The corresponding license access have been dispatched, and we have also recorded successful receipt confirmations for all access listed.

Please find the summary below:

- Total license access issued: Fifty (50)
- Issuance Status: Completed
- Receipt Status: Confirmed by all recipients

Thank you for your partnership and continued trust in our platform.

SAMPLE

Confirmed Issuance,
Dr. Clemen Chiang
Aly Pte. Ltd.
Title: CEO
Date:

Confirmed Receipt,
Name
Asia Television Digital Media (Malaysia) Sdn Bhd
Title:
Date:

ALY PTE LTD Co. Reg No.: 201213696E
71 Ayer Rajah Crescent #03-25 Singapore 139951 Telephone: +15707745464

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Annex A — Deployment Image & Environment Specifications

A1. Packaging. One (1) OCI-compliant container image containing the Spiking Software in object code; SHA-256 digest provided in the delivery note.

A2. Minimum environment. Compute: 4 instances with x86-64, 4 vCPU, 16 GB RAM (baseline per 50 users; scale horizontally as needed).

Storage: 500 GB SSD (application + logs).

OS / Runtime: Linux kernel 5.x+, Docker Engine 24+ or containerd 1.7+, Kubernetes 1.28+ (optional).

Database: PostgreSQL 9.x+ and Clickhouse 23.x+ (managed service or self-hosted). Connection string configurable by ATV.

Networking: Outbound HTTPS to public data/API sources chosen by ATV (optional). No inbound dependency on Spiking networks.

Secrets: Provided via environment variables or Kubernetes secrets (per deployment guide). Telemetry/analytics: Disabled by default; ATV may opt-in.

A3. Documentation. Deployment guide covering image pull, configuration (license key, database, secrets), and basic health checks.

A4. Migration. ATV may export configuration and user data to its own storage at any time. No Spiking-imposed fee to migrate.

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